As filed with the Securities and Exchange Commission on May 28, 2004

Registration No. 333-109507

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3
to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLECO POWER LLC

(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-0244480 (I.R.S. Employer Identification No.)

2030 Donahue Ferry Road Pineville, Louisiana 71360-5226 (318) 484-7400 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
R. O’Neal Chadwick, Jr.
Senior Vice President and General Counsel
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226
(318) 484-7400

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Timothy S. Taylor
Baker Botts L.L.P.
910 Louisiana
One Shell Plaza
Houston, Texas 77002-4995
(713) 229-1234

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 28, 2004.

PROSPECTUS SUPPLEMENT
(To prospectus dated      , 2004)

[LOGO]

$100,000,000
CLECO POWER LLC
Medium-Term Notes, Series C
Due One Year or More From Date of Issue

The Company: Cleco Power LLC. Our principal executive office is located at 2030 Donahue Ferry Road, Pineville, Louisiana, 71360-5226, and our telephone number is (318) 484-7400.

Terms: We plan to offer and sell notes with various terms, including the following:

•	Ranking as senior unsecured indebtedness of the Company

•	Stated maturities of one year or more from date of issue

•	Redemption and/or repayment provisions, if applicable, whether mandatory or at the option of the Company or noteholders

•	Minimum denominations of $1,000

•	Book-entry (through The Depository Trust Company) or certificated for

•	Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:

•	Commercial paper rate

•	LIBOR

•	Treasury rate

•	Interest payments on fixed rate notes on each March 15 and September 15

•	Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

Investing in the Notes involves certain risks. See “Risk Factors” on page S-2.

		Agent's Discounts	Proceeds to
	Public Offering Price	and Commissions	Company
Per Note	100%	.125% - .750%	99.875% - 99.250%
Total	$100,000,000	$125,000 - $750,000	$99,875,000 - $99,250,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agent using their reasonable efforts on our behalf. We may also sell notes without the assistance of any agent.

Merrill Lynch & Co.
Banc One Capital Markets, Inc.
Citigroup

The date of this prospectus supplement is      , 2004.

About This Prospectus Supplement

     This prospectus supplement is part of a registration statement we have filed with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration process. By using this process, we may offer up to $100 million of our notes in one or more offerings. This prospectus supplement and the accompanying prospectus provide you with a description of the notes we may offer. Each time we offer notes, we will provide a pricing supplement to this prospectus supplement. The pricing supplement will describe the specific terms of the offering. The pricing supplement may also add, update or change the information contained in this prospectus supplement or in the accompanying prospectus. Please carefully read the accompanying prospectus, this prospectus supplement, the applicable pricing supplement and the information contained in the documents we refer to in the “Where You Can Find More Information” section of the accompanying prospectus.

     References in this prospectus supplement to “the Company,” “we,” “us” or other similar terms mean Cleco Power LLC, unless the context clearly indicates otherwise. References in this prospectus supplement to an “agent” are to any agent that has executed a distribution agreement with us to purchase notes as principal for resale or to use reasonable efforts to distribute the notes as agent on our behalf.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement is current only as of its date.

Risk Factors

     Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components.

Redemption May Reduce Your Return on the Notes

     If your notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. In addition, if your notes are subject to mandatory redemption, we may be required to redeem your notes also at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as your notes being redeemed.

There May Not Be Any Trading Market for Your Notes; Many Factors Affect the Trading and Market Value of Your Notes

     Upon issuance, your notes will not have an established trading market. We cannot assure you a trading market for your notes will ever develop or be maintained if developed. In addition to our creditworthiness, many other factors affect the trading market for and trading value of your notes. These factors include:

•	the method of calculating the principal, premium and interest in respect of your notes,

•	the time remaining to the maturity of your notes,

•	the outstanding amount of notes having terms identical to your notes,

•	any redemption features of your notes, and

•	the level, direction and volatility of market interest rates generally.

     There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes. In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase notes unless you understand and know you can bear all of the investment risks involving your notes.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

     The credit ratings of our medium-term note program may not reflect the potential impact of all risks related to structure and other factors on any trading market for or trading value of your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market for or trading value of your notes.

Description of the Notes

General

     We will issue the notes as a series of debt securities under an indenture, dated as of October 1, 1988, between us (as successor to Cleco Utility Group, Inc.) and Bankers Trust Company, as supplemented and amended. The Bank of New York is the current trustee under the indenture. Copies of the indenture and the Agreement of Resignation, Appointment and Acceptance under which The Bank of New York succeeded Bankers Trust Company as trustee under the indenture are included among the exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. The indenture is governed by the Trust Indenture Act of 1939, as amended. The term “debt securities,” as used in this prospectus supplement, refers to all securities issued and issuable from time to time under the indenture and includes the notes. The debt securities and the indenture are more fully described in the accompanying prospectus. The following summary of the material provisions of the notes and of the indenture is not complete and is qualified in its entirety by reference to the indenture.

The following description of the notes will apply unless otherwise specified in an applicable pricing supplement.

     All of our debt securities, including the notes, issued and to be issued under the indenture will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The indenture does not limit the aggregate principal amount of debt securities that we may issue. We may issue our debt securities from time to time in one or more series up to the aggregate principal amount authorized by us for a particular series. We may, from time to time, without the consent of the holders of the notes, issue notes or other debt securities under our indenture in addition to the notes offered by this prospectus supplement. We may also, from time to time, without the consent of the holders of the notes, issue additional notes or other debt securities having the same terms as previously issued notes, other than the date of issuance, interest commencement date and offering price, which may vary, that will form a single issue with the previously issued notes. At March 31, 2004, we had approximately $290 million principal amount of debt securities issued and outstanding under the indenture, $140 million of which are medium-term notes.

     The notes will be offered on a continuing basis and will mature on a date one year or more from their date of issue. We call the date on which the notes mature the “Stated Maturity Date,” as specified in the applicable pricing supplement, unless the principal amount of the notes, or any installment of the principal amount, becomes due and payable prior to the Stated Maturity Date by the declaration of acceleration of maturity, notice of redemption at our option, notice of the holder’s option to elect repayment or otherwise. The Stated Maturity Date or any date prior to the Stated Maturity Date on which a particular note becomes due and payable, as the case may be, is referred to in this prospectus supplement as the “Maturity Date” with respect to the principal of the particular note repayable on that date. Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. We may also issue notes that do not bear interest, or we may issue notes at significant discounts from their principal amount payable at maturity.

     The notes will be denominated in United States dollars, and we will make payments of principal, premium, if any, and/or interest, if any, on the notes in United States dollars. Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of your notes in immediately available funds in United States dollars in The City of New York on the date of settlement. The notes are currently limited to up to $100 million aggregate initial offering price, but we may from time to time provide for the issuance of additional notes without the consent of the holders of outstanding notes.

     Interest rates that we offer on the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms, in addition to interest rates, may also be offered concurrently to different investors. We may change interest rates or formulas and other variable terms of the notes from time to time, but no change will affect any note already issued or for which we have accepted an offer to purchase.

     Each note will be issued in fully registered book-entry form or certificated form, in denominations of $1,000 or any larger amount that is an integral multiple of $1,000, unless otherwise specified in the applicable pricing supplement. Interests in notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depositary that is identified in an applicable pricing supplement. For more information on notes in book-entry form and on the depositary, see “— Book-Entry Notes” in this prospectus supplement and “Description of the Debt Securities—Form, Denomination and Registration; Book-Entry System” in the accompanying prospectus. Registration of any transfer of notes in certificated form will be made at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York. You will not have to pay a service charge to transfer or exchange notes, but we may require you to pay taxes or other governmental charges for exchanges involving transfers under the terms of the indenture.

     We will make payments of principal, premium, if any, and/or interest, if any, on notes in book-entry form through the trustee to the depositary or its nominee. In the case of notes in certificated form, we will make payment of principal, premium, if any, and/or interest, if any, due on the Maturity Date through the trustee in immediately available funds upon presentation and surrender of the certificated note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the trustee or at any other place as we may designate. Payment of interest due on the Maturity Date of notes in certificated form will be made to the person to whom payment of the principal under the note will be made. Payment of interest due on notes in certificated form other than on the Maturity Date will be made at the corporate trust office of the trustee or, at our option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register. However, a holder of $10 million or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, will be entitled to receive interest payments, other than on the Maturity Date, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Any wire instructions received by the trustee will remain in effect until revoked by the applicable holder.

Redemption at the Option of the Company

     The notes will not be subject to any sinking fund. We may redeem the notes at our option before their Stated Maturity Date only if an initial redemption date is specified in the applicable notes and in the applicable pricing supplement. If an initial redemption date is specified in the applicable notes and pricing supplement, we may redeem the related notes at any time on or after the initial redemption date by providing notice to the holders of the related notes not more than 60 days nor less than 30 days prior to the date of redemption. We may make this type of redemption all at once or in parts over time.

     When we redeem any notes at our option as provided above, we will pay the redemption price plus the interest that is payable to (but not including) the date of redemption on the applicable note. Unless otherwise specified in the applicable pricing supplement, the redemption price with respect to a note will initially mean a percentage, the initial redemption percentage, multiplied by the unpaid principal amount of the note to be redeemed. The initial redemption percentage, if any, will be specified in the applicable pricing supplement and will decline at each anniversary of the initial redemption date by a percentage specified in the applicable pricing supplement until the redemption price is 100% of the unpaid principal amount of the note to be redeemed. If an initial redemption percentage is specified in the applicable pricing supplement but no percentage for the annual reduction of the initial redemption percentage is specified, the redemption price will be based upon the initial redemption percentage of the unpaid principal amount of the note to be redeemed. We will redeem the notes at our option in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement, provided that any remaining principal amount will be at least $1,000 or other authorized denomination of the applicable note.

Repayment at the Option of the Holder

     We will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in an applicable pricing supplement. However, a note will not be repayable at the option of a holder before its Stated Maturity Date if the applicable pricing supplement does not specify an optional repayment date. Any repayment in part will be in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable pricing supplement, provided that any remaining principal amount will be at least $1,000 or other authorized denomination of the applicable note. The repayment price for any note to be repaid will be 100% of the unpaid principal amount to be repaid, together with interest on the principal of the applicable note payable to the date of repayment.

     For any note to be repaid, the trustee must receive, at its corporate trust office, not more than 60 nor less than 30 days before the optional repayment date, the particular note being repaid and:

•	in the case of a note in certificated form, the form entitled “Option to Elect Repayment” duly completed, or

•	in the case of a note in book-entry form, repayment instructions from the applicable beneficial owner of the note to the depositary and forwarded by the depositary.

Notices of elections from a holder to exercise the repayment option must be received by the trustee by 5:00 p.m., New York City time, on the last day for giving notice. Exercise of the repayment option by the holder of a note will be irrevocable.

     Only the depositary may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the “participant” through which they own their interests to direct the depositary to exercise the repayment option on their behalf by forwarding repayment instructions to the trustee as discussed above. In order to ensure that the instructions are received by the trustee on a particular day, the applicable beneficial owner must provide the necessary instructions to the participant through which it owns its interest before that participant’s deadline for accepting instructions for that day. Beneficial owners of notes in book-entry form should consult the participants through which they own their interests for the applicable deadlines, as different participants may have different deadlines for accepting instructions from their customers. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner must cause the participant through which the beneficial owner owns its interest to transfer to the trustee, on the depositary’s records, its interest in the global security or securities representing the related notes in book-entry form. For more information on global securities and procedures relating to the depositary, see “—Book-Entry Notes” in this prospectus supplement and “Description of the Debt Securities—Form, Denomination and Registration; Book-Entry System” in the accompanying prospectus.

     We may at any time purchase notes at any price in the open market or otherwise. We may hold notes that we purchase in this manner or surrender them to the trustee for cancellation at our discretion.

Interest

     Each interest-bearing note will bear interest at a fixed or floating rate as provided in the applicable pricing supplement from its original issue date until the principal of the note is paid or made available for payment. Fixed rate notes will bear interest at a rate per annum, and floating rate notes will bear interest pursuant to an interest rate formula. Interest payments on the notes will equal the amount of interest accrued from and including

•	the immediately preceding interest payment date on which interest was paid, or

•	the date of issue, if no interest has been paid with respect to the notes.

Interest on the notes will accrue to, but exclude, the applicable interest payment date or the Maturity Date, as the case may be.

     Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement and on the Maturity Date. Unless otherwise specified in an applicable pricing supplement, interest will be payable to the persons who are registered holders of the notes as of the close of business on the regular record date, which will be the fifteenth calendar day immediately preceding the related interest payment date, whether or not that day is a “Business Day,” as defined below. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the persons who are the registered holders on the next succeeding regular record date.

     “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York. Additionally, with respect to notes as to which the London Interbank Offered Rate, or “LIBOR” is an applicable “Interest Rate Basis,” the day must also be a “London Banking Day,” which means a day on which commercial banks are open for business, including dealings in the “LIBOR Currency,” in London. The terms “LIBOR,” “LIBOR Currency” and “Interest Rate Basis” are discussed in “— Floating Rate Notes” below.

Fixed Rate Notes

     Each fixed rate note will bear interest from and including the date of issue, at the rate per annum specified in the applicable pricing supplement, until the principal amount of the note is paid. The interest rate on any fixed-rate note may not exceed 9% per year unless we apply for and receive an order of the Louisiana Public Service Commission allowing a higher rate to be paid. Interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in an applicable pricing supplement, interest on fixed rate notes will be payable semiannually on March 15 and September 15 of each year and on the Maturity Date. If any interest payment date or the Maturity Date of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Floating Rate Notes

     We use various capitalized terms in this section in describing the floating rate notes. If not already defined, these terms are defined and discussed below.

     Interest on floating rate notes will be determined by reference to the applicable “Interest Rate Basis” or “Interest Rate Bases,” which may be one or more of:

•	the “Commercial Paper Rate,”

•	LIBOR,

•	the “Treasury Rate,” or

•	any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

A floating rate note may bear interest with respect to two or more Interest Rate Bases.

     Each applicable pricing supplement will specify certain terms of the floating rate note being offered, including:

•	whether the floating rate note is:

•	a “Regular Floating Rate Note,”

•	a “Floating Rate/Fixed Rate Note” or

•	an “Inverse Floating Rate Note,”

•	the “Fixed Interest Rate,” if applicable,

•	the Interest Rate Basis or Bases,

•	the “Initial Interest Rate,” if any,

•	the “Interest Reset Dates,”

•	the interest payment dates,

•	the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated, which we call the “Index Maturity,”

•	the “Maximum Interest Rate” and “Minimum Interest Rate,” if any,

•	the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases, which we call the “Spread,”

•	the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate, which we call the “Spread Multiplier,” and

•	if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency, the Index Maturity and the “Designated LIBOR Page.”

Regular Floating Rate Note

     A floating rate note will be a “Regular Floating Rate Note” unless:

•	it is designated as a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note or

•	a different interest rate formula applies to the note as a result of an “Addendum” to or “Other Provision” of the note, as described below in “— Other Provisions; Addenda.”

A Regular Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any.

Beginning on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date, except that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the “Initial Interest Rate.”

Floating Rate/Fixed Rate Notes

     If a floating rate note is designated as a “Floating Rate/Fixed Rate Note,” it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any.

Beginning on the first Interest Reset Date, the rate at which interest on the Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date, except that:

•	the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and

•	the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to maturity will be the “Fixed Interest Rate,” if the rate is specified in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

Inverse Floating Rate Notes

     If a floating rate note is designated as an “Inverse Floating Rate Note,” it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any.

However, the interest rate on the applicable Inverse Floating Rate Note will not be less than 0%. Beginning on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date, except that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

Interest Rate Determination

     The interest rate derived from an Interest Rate Basis will be determined in accordance with the applicable provisions below. The interest rate in effect on each day will be based on:

•	if the day is an Interest Reset Date, the rate determined as of the “Interest Determination Date” immediately preceding the applicable Interest Reset Date, or

•	if the day is not an Interest Reset Date, the rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date, except that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Interest Reset Dates. The applicable pricing supplement will specify the “Interest Reset Dates,” which are the dates on which the interest rate on the related floating rate note will be reset. The period between Interest Reset Dates is the “Interest Reset Period.” The Interest Reset Date will be, in the case of floating rate notes that reset:

•	daily — each Business Day;

•	weekly — the Wednesday of each week, except for weekly reset floating rate notes as to which the Treasury Rate is an applicable Interest Rate Basis. These notes will reset the Tuesday of each week, except as described below under “— Interest Determination Dates;”

•	monthly — the third Wednesday of each month;

•	quarterly — the third Wednesday of March, June, September and December of each year;

•	semiannually — the third Wednesday of the two months specified in the applicable pricing supplement; and

•	annually — the third Wednesday of the month specified in the applicable pricing supplement.

     However, the rate of interest will not reset after the applicable date on which interest on a fixed rate basis begins to accrue with respect to Floating Rate/Fixed Rate Notes.

     If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, the particular Interest Reset Date will be postponed to the next succeeding Business Day. However, in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the particular Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a floating rate note as to which the Treasury Rate is an applicable Interest Rate Basis, if the Interest Determination Date would otherwise fall on an Interest Reset Date, the particular Interest Reset Date will be postponed to the next succeeding Business Day.

     Interest Determination Dates. The interest rate applicable to an Interest Reset Period commencing on the related Interest Reset Date will be determined by reference to the applicable Interest Rate Basis as of the particular “Interest Determination Date.”

•	The Interest Determination Date with respect to the Commercial Paper Rate will be the second Business Day preceding the related Interest Reset Date.

•	The Interest Determination Date with respect to LIBOR will be the second London Banking Day preceding the related Interest Reset Date.

•	The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day “Treasury Bills” are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. However, if an auction is held on the Friday of the week preceding the related Interest Reset Date, the Interest Determination Date will be the preceding Friday.

•	The Interest Determination Date pertaining to a floating rate note the interest rate of which is based on two or more Interest Rate Bases will be the latest Business Day that is at least two Business Days before the related Interest Reset Date for the applicable floating rate note on which each Interest Rate Basis is determinable.

     Calculation Date. Unless otherwise specified in the applicable pricing supplement, The Bank of New York will be the calculation agent. The interest rate applicable to each Interest Reset Period will be determined by the calculation agent on or prior to the calculation date, except with respect to LIBOR, which will be determined on the particular Interest Determination Date. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

•	the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day, or

•	the Business Day immediately preceding the applicable interest payment date or the Maturity Date, as the case may be.

     Maximum and Minimum Interest Rates. A floating rate note also may have either or both of the following:

•	a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any Interest Reset Period, which we call a “Maximum Interest Rate,” and

•	a minimum numerical limitation, or floor, on the rate at which interest may accrue during any Interest Reset Period, which we call a “Minimum Interest Rate.”

     The indenture is, and any notes issued under the indenture will be, governed by and construed in accordance with the laws of the State of New York. In addition to any Maximum Interest Rate that may apply to a floating rate note, the interest on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as it may be modified by federal law.

     Interest Payments and Calculations. Each applicable pricing supplement will specify the dates on which interest will be payable. The interest payment dates with respect to floating rate notes that reset will be:

•	in the case of floating rate notes that reset daily, weekly or monthly — the third Wednesday of each month or – the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

•	in the case of floating rate notes that reset quarterly — the third Wednesday of March, June, September and December of each year;

•	in the case of floating rate notes that reset semiannually — the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

•	in the case of floating rate notes that reset annually — the third Wednesday of the month of each year specified in the applicable pricing supplement.

In addition, the Maturity Date will also be an interest payment date.

     If any interest payment date, other than the Maturity Date, for any floating rate note would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next succeeding Business Day. However, in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding Business Day. If the Maturity Date of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the Maturity Date, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

     All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All monetary amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent or other comparable unit, with one-half cent or unit being rounded upward.

     With respect to each floating rate note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

•	In the case of notes for which the Interest Rate Basis is the Commercial Paper Rate or LIBOR, the interest factor for each day will be computed by dividing the interest rate applicable to each day in the period by 360.

•	In the case of notes for which the Interest Rate Basis is the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day in the period by the actual number of days in the year.

•	The interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

Interest Rate Bases

     The calculation agent will determine the rate derived from each Interest Rate Basis in accordance with the following provisions:

     Commercial Paper Rate. “Commercial Paper Rate” means:

     (1) the “Money Market Yield,” as defined below, on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15(519), as defined below, under the caption “Commercial Paper-Nonfinancial,” or

     (2) if the rate referred to in clause (1) is not so published by 3:00 p.m., New York City time, on the related calculation date, the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the applicable Index Maturity as published in H.15 Daily Update, as defined below, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper-Nonfinancial,” or

     (3) if the rate referred to in clause (2) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 a.m., New York City time, on that Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include an agent or its affiliates, selected by the calculation agent for commercial paper having the applicable Index Maturity placed for industrial issuers whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating organization, or

     (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the Commercial Paper Rate in effect on the applicable Interest Determination Date.

     “Money Market Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

D x 360
Money Market Yield =		x 100
360 – (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

     “H.15 (519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

     “H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update/, or any successor site or publication (the referenced web site and its successor sites or publications are not incorporated by reference into this prospectus supplement).

     LIBOR. “LIBOR” means:

     (1) if “LIBOR Telerate” is specified in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be the rate for deposits in the LIBOR Currency, as defined below, having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appears on the Designated LIBOR Page, as defined below, as of 11:00 a.m., London time, on the applicable Interest Determination Date, or

     (2) if “LIBOR Reuters” is specified in the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates, calculated by the calculation agent, for deposits in the LIBOR Currency having the applicable Index Maturity, commencing on the related Interest Reset Date, that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on the applicable Interest Determination Date. If the Designated LIBOR Page by its terms provides only for a single rate, then the single rate will be used, or

     (3) with respect to an Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clauses (1) and (2), respectively, the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of an agent, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the applicable Index Maturity, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

     (4) if fewer than two quotations referred to in clause (3) are so provided, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center, as defined below, on the applicable Interest Determination Date by three major banks, which may include affiliates of an agent, in the applicable Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the applicable Index Maturity and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

     (5) if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), LIBOR in effect on the applicable Interest Determination Date.

     “LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

     “Designated LIBOR Page” means either:

•	if “LIBOR Telerate” is designated in the applicable pricing supplement or neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc., or any successor service on the page specified in the pricing supplement, or any page as may replace the specified page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency, or

•	if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service or any successor service on the page specified in the applicable pricing supplement, or any other page as may replace the specified page on that service, for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency.

     “Principal Financial Center” means the capital city of the country to which the LIBOR Currency relates, except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, South African rand and Swiss francs, the “Principal Financial Center” will be The City of New York, Sydney, Toronto, Frankfurt, Amsterdam, Milan, London, Johannesburg and Zurich, respectively.

     Treasury Rate. The “Treasury Rate” means:

     (1) the rate from the auction held on the applicable Interest Determination Date, which we refer to as the “Auction,” of direct obligations of the United States, which we refer to as “Treasury Bills,” having the Index Maturity specified in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on Bridge Telerate, Inc., or any successor service on page 56 or 57 or any other pages as may replace page 56 or 57 on that service, which we refer to as “Telerate Page 56” and “Telerate Page 57,” respectively, or

     (2) if the rate referred to in clause (1) is not so published by 3:00 p.m., New York City time, on the related calculation date, the “Bond Equivalent Yield,” as defined below, of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High,” or

     (3) if the rate referred to in clause (2) is not so published by 3:00 p.m., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury, or

     (4) if the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of the applicable Treasury Bills published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market,” or

     (5) if the rate referred to in clause (4) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of the applicable Treasury Bills published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market,” or

     (6) if the rate referred to in clause (5) is not so published by 3:00 p.m., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include an agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

     (7) if the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the applicable Interest Determination Date.

     “Bond Equivalent Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

D x N
Bond Equivalent Yield =		x 100
360 – (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Other Provisions; Addenda

     Any provisions with respect to a series of notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the Stated Maturity Date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by terms specified under “Other Provisions” on the face of the applicable notes. Any of these provisions may also be modified in an Addendum relating to the applicable notes, if specified on the face of the applicable notes and in the applicable pricing supplement.

Defeasance and Covenant Defeasance

     We will be discharged from all of our obligations with respect to the notes, except for certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the notes of money or U.S. government obligations, or both. A deposit by us in this manner will provide money in an amount sufficient to pay the principal, premium, if any, and/or interest, if any, on the notes on the respective stated maturities in accordance with the terms of the indenture and the notes through the payment of principal and interest in respect of the deposited money or government obligations in accordance with their terms. This defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge were not to occur.

     In certain circumstances, we may omit to comply with specified restrictive covenants applicable to the notes. In those circumstances, the occurrence of certain events of default, which are described in the accompanying prospectus under “— Events of Default,” will be deemed not to be or result in an event of default with respect to the notes. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of the notes, money or U.S. government obligations, or both. A deposit by us in this manner will provide money in an amount sufficient to pay the principal, premium, if any, and/or interest, if any, on the notes on the respective stated maturities in accordance with the terms of the indenture and the notes through the payment of principal and interest in respect of the money or government obligations in accordance with their terms. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. In the event we exercise this option with respect to any notes and the notes were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations deposited in trust would be sufficient to pay amounts due on the notes at the time of their respective stated maturities, but might not be sufficient to pay amounts due on the notes upon any acceleration resulting from the event of default. In this case, we would remain liable for those payments.

Discount Notes

     We may from time to time offer notes at a price less than their redemption price at maturity, resulting in the applicable notes being treated as if they were issued with original issue discount for federal income tax purposes. These notes are called “Discount Notes.” Discount Notes may pay no current interest or interest at a rate that at the time of issuance is below market rates. Additional considerations relating to any Discount Notes will be described in the applicable pricing supplement.

Amortizing Notes

     We may from time to time offer notes, which we call “Amortizing Notes,” with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in an applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be specified in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be specified in the applicable pricing supplement.

Book-Entry Notes

Description of the Global Securities

     Upon issuance, all notes in book-entry form having the same date of issue, maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global securities, which we call the “Global Notes.” Each Global Note will be deposited with, or on behalf of, The Depository Trust Company, as depositary, and registered in the name of the depositary or a nominee of the depositary. Unless and until it is exchanged in whole or in part for notes in certificated form, no Global Note may be transferred except as a whole by the depositary or by a nominee of the depositary.

Depositary Procedures

     For information about the depositary and its procedures, see “Description of the Debt Securities — Form, Denomination and Registration; Book-Entry System” in the accompanying prospectus.

United States Federal Income Taxation

     The following summary of material United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, U.S. expatriates, former long-term residents, persons holding notes as a hedge against currency risks or as a position in a “straddle” for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     As used in this prospectus supplement, the term “U.S. Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

     (1) an individual who is either a citizen or resident of the United States,

     (2) a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

     (3) an estate whose income is subject to United States federal income tax regardless of its source, or

     (4) a trust if either —

•	a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

•	the trust has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

As used in this prospectus supplement, the term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder. But if a partnership, including any entity treated as a partnership for United States federal income tax purposes, is the beneficial owner of a note, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding a note should consult their tax advisors.

U.S. Holders

Payments of Interest

     Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the U.S. Holder’s regular method of tax accounting.

Original Issue Discount

     The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount (“Discount Notes”).

Fixed Rate Notes

     For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price.

•	The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

•	The stated redemption price at maturity of a note is the sum of all payments provided by the note other than “qualified stated interest” payments.

•	The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate.

But if the amount of original issue discount is less than a de minimis amount (generally 1/4 of 1% of the note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest prior to maturity, multiplied by the weighted average maturity of the note), it will be treated as zero. For the purpose of determining whether the amount of original issue discount exceeds the de minimis amount, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), the note’s stated redemption price at maturity is treated as equal to the note’s issue price plus the greater of (i) the amount of foregone interest resulting from the reduced rates or (ii) the excess of the note’s stated principal amount over its issue price.

     Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting). A U.S. Holder of a Discount Note generally must include original issue discount in income as ordinary interest income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder’s regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Discount Note. The “daily portion” of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the excess of

•	the product of the Discount Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) over

•	the amount of any qualified stated interest payments allocable to such accrual period.

The “adjusted issue price” of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount included in the holder’s income in all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

Acquisition Premium

     A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an “acquisition premium.” Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

Variable Notes

     Floating rate notes (referred to in this section as “Variable Notes”) that qualify as “variable rate debt instruments” are subject to special rules. A Variable Note will qualify as a “variable rate debt instrument” if (i) its issue price does not exceed the total principal payments due under the Variable Note by more than a specified de minimis amount, (ii) no principal payments are contingent, and (iii) it provides for stated interest, paid or compounded at least annually, at current values of:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a restriction on the maximum interest rate (i.e., a cap) or the minimum interest rate (i.e., a floor) will not be treated as a qualified floating rate, unless such cap or floor (i) is fixed throughout the term of the note or (ii) is not reasonably expected to affect significantly the yield of the note.

     An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer, or a related party, or that is unique to the circumstances of the issuer, or a related party, such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer).

     A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

     If a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a “variable rate debt instrument,” and if the interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, such a Variable Note will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a “true” discount (i.e., at a price below the Variable Note’s stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note are determined under the rules (described above) applicable to fixed rate notes by assuming that the variable rate is a fixed rate equal to

•	in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

•	in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

     The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other Variable Note that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. Such a Variable Note must be converted into an “equivalent” fixed rate debt instrument by

•	substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note’s issue date, and

•	substituting any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note with a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

     In the case of a Variable Note that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument, and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. At the end of each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

Contingent Payment Notes

     If a Variable Note does not qualify as a “variable rate debt instrument,” then the Variable Note would be treated as a contingent payment debt obligation. A U.S. Holder of such an instrument must generally include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss, depending upon the circumstances. The proper United States federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement.

     Furthermore, any other special United States federal income tax considerations, not otherwise discussed in this prospectus supplement, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

     We may issue notes that:

•	may be redeemable at our option prior to their stated maturity (a “call option”)

•	may be repayable at the option of the holder prior to their stated maturity (a “put option”).

Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

Elections

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

Short-Term Notes

     Notes that have a fixed maturity of one year or less (“Short-Term Notes”) may be treated as having been issued with original issue discount. In general, however, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, then

•	any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or if the U.S. Holder elects then under the constant yield method (based on daily compounding), through the date of sale or maturity and

•	a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized.

U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Market Discount

     If a U.S. Holder purchases a note, other than a Discount Note, for an amount that is less than its stated redemption price at maturity or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the note at a “market discount,” unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain or

•	the market discount which has not previously been included in the income of the holder and is treated as having accrued on the note while held by the holder through the time of such payment or disposition.

     Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is allowed only to the extent the interest expense exceeds an allocable portion of market discount.

     A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain realized upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium

     If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder that purchases a Discount Note with “amortizable bond premium” will not include any original issue discount in income. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

Disposition of a Note

     Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. The portion of the amount realized representing accrued and unpaid interest will be interest income to the U.S. Holder. A U.S. Holder’s adjusted tax basis in a note generally will equal the U.S. Holder’s initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss generally will be long-term capital gain or loss if the note is held for more than one year. Long-term capital gains of individuals are subject to reduced capital gain rates while short-term capital gains are subject to ordinary income rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Non-U.S. Holders

     Principal, interest, and disposition proceeds received by a non-U.S. Holder with respect to a note will be exempt from United States federal income and withholding tax provided that

•	the non-U.S. Holder does not own, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of Cleco Corporation’s stock entitled to vote,

•	the non-U.S. Holder is not a controlled foreign corporation related directly, or indirectly, to Cleco Corporation through stock ownership,

•	the non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code,

•	the non-U.S. Holder is not an individual who is deemed to be present in the United States for 183 days or more in the taxable year in which a payment is received, and

•	the payments on the note are not effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

To qualify for the exemption from taxation, the last United States payor (or non-U.S. payor who is a qualified intermediary, United States branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a non-U.S. Holder (the “Withholding Agent”) must have received prior to the payment of principal or interest a statement that

•	was signed in the current or any of the three immediately preceding calendar years by the beneficial owner of the note under penalties of perjury,

•	certifies that such owner is not a U.S. Holder and

•	provides the name and address of the beneficial owner.

The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution.

     Payments on the note that are effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States will be subject to tax in the same manner as if received by a U.S. Holder. In addition, if a non-U.S. Holder is a foreign corporation, it will be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, including earnings and profits from an investment in the notes, that are effectively connected with the conduct by it of a trade or business in the United States.

     The notes will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater member of ours or, at the time of such individual’s death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

     Backup withholding of United States federal income tax at a rate of 28% may apply to payments made in respect of the notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information, such as the registered owner’s taxpayer identification number, in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a note to (or through) a broker, the broker must withhold 28% of the entire purchase price, unless either:

•	the broker determines that the seller is a corporation or other exempt recipient or

•	the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

Such a sale must also be reported by the broker to the IRS, unless either:

•	the broker determines that the seller is an exempt recipient or

•	the seller certifies its non-U.S. status (and certain other conditions are met).

Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

Plan of Distribution

     We are offering the notes on a continuing basis for sale to or through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc One Capital Markets, Inc., Citigroup Global Markets Inc. and other agents. The agents, individually or in a syndicate, may from time to time purchase notes, as principal, from us for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent or, if so specified in the applicable pricing supplement, for resale at a fixed offering price. However, we may agree with an agent for that agent to utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount of the notes, unless otherwise specified in the applicable pricing supplement. We will pay a commission to an agent, ranging from .125% to .750% of the principal amount of each note, depending upon its stated maturity, sold through that agent. We will negotiate commissions with respect to notes with stated maturities in excess of 30 years that are sold through an agent at the time of the related sale. We estimate our expenses incurred in connection with the offering and sale of the notes, including reimbursement of certain of the agents’ expenses, will total approximately $225,000.

     Unless otherwise specified in the applicable pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of the note less a percentage of the principal amount equal to the commission applicable to an agency sale of a note of identical maturity. An agent may sell notes it has purchased from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with that purchase. An agent may allow, and dealers may reallow, a discount to certain other dealers. After the initial offering of notes, the offering price (in the case of notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

     We reserve the right to withdraw, cancel or modify the offer made in this prospectus supplement without notice and may reject offers in whole or in part, whether placed directly by us or through an agent. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

     Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of your notes in immediately available funds in United States dollars in The City of New York on the date of settlement. See “Description of the Notes—General.”

     Upon issuance, the notes will not have an established trading market. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. The agents may from time to time purchase and sell notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that a secondary market for the notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the agents may make a market in the notes, but the agents are not obligated to do so and may discontinue any market-making activity at any time.

     In connection with an offering of notes purchased by one or more agents as principal on a fixed offering price basis, the applicable agents will be permitted to engage in certain transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If those agents create a “short position” in notes, that is, if they sell notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these type of purchases.

     Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any agent makes any representation that the agents will engage in any of these transactions or that these transactions, once commenced, will not be discontinued without notice.

     The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the agents may be required to make in that respect.

     In the ordinary course of their business, the agents and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and our affiliates.

Validity of the Notes

     The validity of the notes offered by this prospectus supplement will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and for the agents by Sidley, Austin, Brown & Wood LLP, New York, New York. R. O’Neal Chadwick, Jr., our Senior Vice President and General Counsel, will pass upon all matters of Louisiana law in this connection.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 28, 2004.

Prospectus

Cleco Power LLC
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226
(318) 484-7400

$150,000,000

Debt Securities

     We may offer and sell up to $150,000,000 of our debt securities in one or more series by using this prospectus. We will establish the terms for our debt securities at the time we sell them and we will describe them in one or more supplements to this prospectus. You should read this prospectus and the related supplement carefully before you invest in our debt securities. This prospectus may not be used to offer and sell our debt securities unless accompanied by a prospectus supplement.

     Investing in our debt securities involves risks. See “Risk Factors” beginning on page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2004.

About This Prospectus

     This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration process. By using this process, we may offer up to $150 million of our debt securities in one or more offerings. This prospectus provides you with a description of the debt securities we may offer. Each time we offer debt securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in the “Where You Can Find More Information” section of this prospectus.

     References in this prospectus to “the Company,” “we,” “us” or other similar terms mean Cleco Power LLC, unless the context clearly indicates otherwise. We are the successor to Cleco Utility Group, Inc., a Louisiana corporation, as the result of a merger of Cleco Utility Group with and into us on December 31, 2000. Accordingly, references in this prospectus to “the Company,” “we,” “us” or other similar terms mean and include Cleco Utility Group, if the references are to events or facts occurring or existing prior to the merger.

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell debt securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus, and any information incorporated by reference is current only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Cautionary Statement Regarding Forward-Looking Statements

     This prospectus, including the information we incorporate by reference, contains statements that are forward-looking statements. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “expect,” “objective,” “projection,” “forecast,” “goal” or other similar words.

     We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

     The following list identifies some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•	unusual weather conditions or other natural phenomena; catastrophic weather-related damage; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes to fuel costs, reliance on natural gas as a component of our generation fuel mix, fuel supply costs or availability constraints due to higher demand, shortages, transportation problems or other developments; environmental incidents; or power transmission system constraints;

•	nonperformance by and creditworthiness of counterparties under power purchase and energy service agreements, or the restructuring of those agreements, including possible termination;

•	increased competition in power markets, including effects of industry restructuring or deregulation, transmission system operation or administration, retail wheeling, wholesale competition, retail competition or cogeneration;

•	unanticipated changes in rate-setting policies or procedures, recovery of investments made under traditional regulation, the frequency and timing of rate increases, the results of periodic fuel audits, the results of requests for proposals and our integrated resource planning process, the formation of regional transmission organizations and the implementation of standard market design;

•	financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board, the Federal Energy Regulatory Commission, the Louisiana Public Service Commission, or similar entities with regulatory or accounting oversight;

•	economic conditions, including inflation rates and monetary fluctuations;

•	our credit ratings;

•	changing market conditions and a variety of other factors associated with physical energy, financial transactions and energy service activities, including, but not limited to, price, basis, credit, liquidity, volatility, capacity, transmission, interest rates and warranty risks;

•	acts of terrorism;

•	availability or cost of capital resulting from changes in our business or financial condition, interest rates, and securities ratings or market perceptions of the electric utility industry and energy-related industries;

•	employee work force factors, including work stoppages and changes in key executives;

•	costs and other effects of legal and administrative proceedings, settlements, investigations, claims and other matters;

•	changes in federal, state or local legislative requirements, such as changes in tax laws or rates, regulating policies or environmental laws and regulations; and

•	other factors we discuss in this prospectus, the accompanying prospectus supplement and our other filings with the SEC.

     We undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions or other factors affecting such statements.

The Company

     We are a Louisiana limited liability company and a wholly owned subsidiary of Cleco Corporation, a regional energy service holding company. We are an electric utility that conducts generation, transmission and distribution operations subject to the jurisdiction of the Louisiana Public Service Commission (LPSC) and the Federal Energy Regulatory Commission (FERC), among other regulators. We provide electric utility services to approximately 264,000 retail and wholesale customers in 104 communities in central and southeastern Louisiana. Cleco Corporation, subject to certain limited exceptions, is exempt from regulation as a public utility holding company pursuant to Section 3(a)(1) of the Public Utility Holding Company Act of 1935 and Rule 2 thereunder. Our principal executive offices are located at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, and our phone number at this address is (318) 484-7400.

     Our parent company’s homepage on the Internet’s World Wide Web is located at http://www.cleco.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC are available, free of charge, through this website, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on this website or any other website is not incorporated by reference into this prospectus or the accompanying prospectus supplement and does not constitute a part of this prospectus or the accompanying prospectus supplement. For additional information regarding reports and other information we file with or furnish to the SEC and obtaining other information about us, please read “Where You Can Find More Information” beginning on page 18 of this prospectus.

Ratio of Earnings to Fixed Charges

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999(2)
Ratio of Earnings to Fixed Charges(1)	3.27x	4.07x	3.89x	4.04x	4.17x	4.05x	3.89x

(1)	We do not believe that the ratios for the three-month periods are necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of our business. The ratios were calculated pursuant to applicable rules of the SEC.

(2)	Our ratio of earnings to fixed charges for periods prior to July 1, 1999 include the results of former subsidiaries that were transferred to Cleco Corporation in connection with our reorganization into a holding company structure on July 1, 1999.

Selected Financial Data

     The following table presents our selected financial data. The data set forth below should be read together with our historical financial statements, the notes to those statements and other financial information we have incorporated by reference into this prospectus. Our selected income statement data and balance sheet data for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 are derived from our audited financial statements. Our selected income statement data and balance sheet data for the three months ended March 31, 2003 and 2004 are derived from our unaudited interim financial statements, which interim financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of operations and financial position of the unaudited interim period. Our financial information for the year ended December 31, 1999 includes the results of former subsidiaries for the first six months of 1999 that were transferred effective July 1, 1999 to Cleco Corporation, the owner of all of our membership interests, in connection with our reorganization into a holding company structure on July 1, 1999.

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001(1)	2000(1)	1999(1)
	(in thousands)
Summary of Operations:
Operating revenue	$156,009	$145,503	$707,288	$595,489	$628,733	$632,046	$521,828
Operating expenses	$131,520	$116,852	$592,675	$477,860	$518,596	$510,221	$408,905
Operating income	$24,489	$28,651	$114,613	$117,629	$110,137	$121,825	$112,923
Net income applicable to member’s equity	$11,819	$15,937	$57,008	$59,574	$59,138	$59,857	$55,636

	Three Months Ended March 31,		December 31,
	2004	2003	2003	2002(2)	2001(2)	2000(2)	1999(2)
	(in thousands)
Balance Sheet Data:
Total assets	$1,349,109	$1,319,829	$1,378,916	$1,338,445	$1,190,076	$1,211,191	$1,414,579
Long-term debt, net	$350,590	$335,532	$410,576	$335,517	$310,458	$335,282	$360,339

(1)	Certain reclassifications have been made to conform operating revenue and operating expenses for 1999, 2000, 2001 and 2002 to the presentation used in our 2003 financial statements. These reclassifications had no effect on net income applicable to member’s equity.

(2)	Certain reclassifications have been made to conform total assets for the period from 1999 to 2002 to the presentation used in our 2003 financial statements. These reclassifications had no effect on net income applicable to member’s equity.

Use of Proceeds

     Unless we inform you otherwise in the prospectus supplement, we anticipate using net proceeds from the sale of debt securities offered by this prospectus for general corporate purposes. The purposes may include, but are not limited to:

•	working capital,

•	capital expenditures,

•	equity investments in existing and future projects,

•	acquisitions,

•	the payment of distributions to Cleco Corporation, and

•	the repayment or refinancing of our indebtedness, including intercompany indebtedness.

Risk Factors

     There are many risks that may affect your investment in our debt securities. You should carefully consider these risks as well as the other information we have provided in this prospectus, the accompanying prospectus supplement and the documents we incorporate by reference, before reaching a decision regarding an investment in our debt securities.

     A significant portion of our power supply comes from sources other than the facilities we currently own, and future long-term sources of such additional power are uncertain.

     We do not supply all of our customers’ power requirements from the generation facilities we own and must purchase additional power from the wholesale power market. During 2003, we met approximately 50% of our capacity and energy needs with purchased power. Three long-term power purchase agreements with Williams Power Company, Inc. (formerly Williams Energy Marketing & Trading Company) (Williams Power), a subsidiary of The Williams Companies, Inc., and Dynegy Power Marketing, Inc. (Dynegy Power), a subsidiary of Dynegy Inc., provided approximately 32% of our capacity needs in 2003. Most of Williams Power’s and Dynegy Power’s obligations to supply power to us under these agreements expire on December 31, 2004.

     In 2003, we initiated a solicitation to identify existing or new generation resources for 2005 and subsequent years, but no satisfactory proposals were received. In May 2004, we signed a one-year contract to purchase 500 megawatts of capacity and energy from Calpine Energy Services, L.P. starting in January 2005. This contract is subject to certification approval by the LPSC, which approval is expected to be obtained prior to the January 1, 2005 starting date of the contract. We have been evaluating a range of generation supply options, including sources of long-term purchased power, acquiring additional generation facilities and reconfiguring certain of our existing generation facilities. We may not be able to obtain purchased power or generation facilities on terms comparable to those in our current power purchase agreements or at all. In addition, the LPSC may not allow us to recover part or all of any additional amounts we may pay under new power purchase agreements, in obtaining new generation facilities, in reconfiguring certain of our generation facilities or otherwise as a result of the expiration of our existing power purchase agreements, which amounts could be substantial.

     The outcome of the LPSC’s audit of our recovery of fuel and purchased power expenses could require us to make a substantial refund of previously recorded revenue.

     Generally, the fuel and purchased power expenses as well as certain related expenses we incur to provide power to our customers are recovered through fuel adjustment clauses that enable us to pass on to our customers substantially all of those expenses. The fuel adjustment clauses, one for retail service and the other for wholesale service, are regulated by the LPSC (representing approximately 92% of our total fuel costs) and the FERC, respectively. In the first quarter of 2003, the staff of the LPSC commenced a periodic audit of fuel and purchased power expenses recovered under the retail service fuel adjustment clause during 2001 and 2002, although some of the LPSC staff’s inquiries in the audit have included years in addition to 2001 and 2002. Although a LPSC order issued in November 1997 requires this type of periodic audit to be performed at least every other year, this is our first fuel adjustment clause audit since the order. A customer has also intervened and is involved in the proceedings. For the two-year period ended December 31, 2002, we recovered approximately $567.1 million in LPSC-jurisdictional revenue under the fuel adjustment clause relating to fuel and purchased power expenses. We are unable to predict the results of the fuel audit, which could require us to make a substantial refund of previously recovered revenue. The LPSC staff expects to issue its preliminary findings and recommendations related to the fuel audit during the second quarter of 2004.

     Adverse findings or determinations in regulatory and investigatory proceedings to which we are subject could require the refunding of revenue and could result in the imposition of additional penalties and restrictions on us.

     In 2002, we identified certain energy trading activities and other transactions between us and certain subsidiaries of Cleco Corporation, our parent company. These activities consist primarily of indirect sales of test power by Cleco Evangeline LLC to us, other indirect acquisitions of purchased power by us from Cleco Marketing & Trading LLC, our indirect sales of power to Cleco Marketing & Trading LLC, and other transactions between us and Cleco Marketing & Trading LLC. We determined that certain of these activities and transactions may have violated the Public Utility Holding Company Act of 1935 as well as various statutes and regulations administered by the LPSC and the FERC. In July 2003, Cleco Corporation entered into a Stipulation and Consent Agreement with the FERC Staff with respect to these activities and transactions. Under the Stipulation and Consent Agreement, Cleco Corporation agreed to a one-year revocation of Cleco Marketing & Trading LLC’s market-based rate authority, to make refunds of $2.1 million to us for profits obtained through various affiliate energy marketing and trading transactions between 1999 and 2002, to make payment of a $0.8 million civil penalty to the FERC, and to a three-year compliance program, as well as to abide by other restrictions and mandatory plans.

     The LPSC has initiated formal proceedings to investigate these activities and transactions and we are cooperating fully with them. This LPSC investigation has become part of our fuel audit. We are unable to predict what action the LPSC will take with regard to these activities and transactions. The LPSC could require the refunding of revenue relating to the activities and transactions and could impose penalties and restrictions on us as a result of their findings with respect to these activities and transactions. Moreover, the continuing LPSC investigation may result in determinations of violations in addition to those described above. The LPSC staff expects to issue its preliminary findings and recommendations related to the fuel audit during the second quarter of 2004.

     We recently informed the FERC Office of Market Oversight and Investigations, Enforcement Division of a possible minor violation of the FERC standards of conduct. We are continuing our investigation of this matter.

     The expiration of our rate stabilization plan, as extended through September 2005, could result in a reduction in our regulated rate of return, which is the primary basis for our earnings.

     Our retail power rates for residential, commercial and industrial customers and other retail sales are regulated by the LPSC. Under a rate stabilization plan approved by the LPSC, we are allowed to realize a regulatory return on equity of up to 12.625%, with returns above that level being refunded to customers in the form of billing credits. In March 2004, the LPSC granted a one-year extension of the expiration of the plan, without modification, from September 2004 to September 2005. Upon expiration of the extended plan, the LPSC could reduce our regulated rate of return in establishing a new plan or modifying the existing plan, which would reduce our base revenue and profitability.

     The nonperformance by counterparties under agreements by which we obtain a significant portion of our purchased power could result in an increase in the price at which we provide that power, and the LPSC may not allow us to recover part or all of any additional amounts we may pay to obtain replacement power.

     If either Williams Power or Dynegy Power fails to provide power to us in accordance with their power purchase agreements, we would likely have to obtain replacement power at then-prevailing market prices to meet our customers’ demands. The power market can be volatile, and the prices at which we would obtain replacement power could be higher than the prices we currently pay under the power purchase agreements. The LPSC may not allow us to recover, through an increase in rates or through our fuel adjustment clause, part or all of any additional amounts we may pay in order to obtain replacement power.

     Our costs of compliance with environmental laws are significant and the cost of compliance with new environmental laws could reduce our profitability.

     Our businesses are subject to extensive environmental regulation by federal, state and local authorities. We are required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits, in operating our facilities. In addition, existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. We may incur significant additional costs to comply with these requirements. If we fail to comply with these requirements, we could be subject to civil or criminal liabilities and fines.

     A downgrade in our credit rating could result in an increase in our borrowing costs and a decrease in our pool of potential investors and funding sources.

     On March 26, 2003, Standard & Poor’s Ratings Services affirmed our BBB senior unsecured debt ratings. Our senior unsecured debt ratings were taken off CreditWatch, but Standard & Poor’s stated that “the outlook for the ratings is negative due to continued uncertainties surrounding the company’s [Cleco Corporation’s] unregulated merchant energy activities.” On March 24, 2003, Moody’s Investors Service downgraded our senior unsecured debt ratings to Baa1 from A3. Moody’s noted our ratings outlook is stable. Moody’s stated that “the downgrades reflect deterioration in the credit quality of Cleco’s [Cleco Corporation’s] unregulated power plants and the adverse underlying market conditions for merchant generation in the SERC [Southeastern Electric Reliability Council] region.” We cannot assure you that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold securities. Each rating should be evaluated independently of any other rating. If Moody’s or Standard & Poor’s were to downgrade our long-term rating, particularly below investment grade, the value of any debt securities would likely be adversely affected and our borrowing costs would increase, which would diminish our financial results. In addition, we would likely be required to pay higher interest rates in future financings, and our pool of potential investors and funding sources could decrease.

Description of the Debt Securities

     We may from time to time offer debt securities consisting of our unsecured debentures, notes (including notes commonly known as medium-term notes) or other evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $150 million pursuant to this prospectus. We refer to these debentures, notes or other evidences of indebtedness as the “debt securities.” The following description highlights the general terms and provisions of the debt securities. When we offer debt securities in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

     The debt securities will be issued under an indenture, dated as of October 1, 1988, between us (as successor to Cleco Utility Group, Inc.) and Bankers Trust Company, as supplemented and amended. The Bank of New York is the current trustee under the indenture. Copies of the indenture and the Agreement of Resignation, Appointment and Acceptance under which The Bank of New York succeeded Bankers Trust Company as trustee under the indenture are included among the exhibits to the registration statement of which this prospectus is a part.

     We have summarized selected provisions of the indenture below. You should read the indenture filed as an exhibit to the registration statement of which this prospectus is a part for any provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions. In describing the provisions of the indenture, we use the term “corporation” as it is defined in the indenture. The indenture defines “corporation” to include corporations, associations, companies, including limited liability companies, and business trusts.

General

     The indenture does not limit the principal amount of unsecured debentures, notes or other obligations that we may issue under it from time to time in one or more series. The term “indenture securities,” as used in this prospectus, refers to all of these obligations issued and issuable under the indenture from time to time and includes the debt securities. We may issue additional indenture securities, in addition to the debt securities, in the future under the indenture. At March 31, 2004, we had approximately $290 million principal amount of indenture securities issued and outstanding under the indenture.

     A prospectus supplement relating to any series of debt securities being offered by this prospectus will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and series of the debt securities;

•	the total principal amount of the debt securities;

•	any limit on the aggregate principal amount of a series of debt securities;

•	the date on which the principal of the debt securities is payable;

•	the interest rate that the debt securities will bear, if any, including any method or formula to determine such rate, and the interest payment dates for the debt securities;

•	the place where the principal, premium, if any, and/or interest, if any, on the debt securities will be payable;

•	any optional redemption periods and the terms of that option;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	the manner in which payments of principal, premium, if any, and/or interest, if any, on the debt securities will be determined, if these amounts will be based on an index, formula or other method;

•	whether we will sell the debt securities, including original issue discount debt securities, at a substantial discount below their stated principal amount;

•	the currency in which payment of principal, premium, if any, and interest, if any, on the debt securities will be payable, if other than U.S. currency; and

•	any other terms of the debt securities. (Section 301)

     We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than $US.

Ranking; Limitations on Mortgages and Liens

     The debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. At March 31, 2004, we had outstanding $60 million aggregate principal amount of first mortgage bonds issued under and secured by an Indenture of Mortgage, dated as of July 1, 1950, between us and Bank One, Louisiana, N.A., formerly The National Bank of Commerce in New Orleans, as trustee. In this prospectus, we sometimes refer to this Indenture of Mortgage as the “mortgage indenture.” Holders of the first mortgage bonds issued under the mortgage indenture would have a prior claim on certain of our material assets upon our dissolution, winding up, liquidation or reorganization. We may issue mortgage bonds under the mortgage indenture in addition to the first mortgage bonds currently issued and outstanding.

     So long as any indenture securities remain outstanding, the indenture prohibits us from creating or permitting any mortgage, lien or similar encumbrance, which we call a “mortgage,” on any of our properties, unless we secure the indenture securities equally and ratably with the mortgage being created or permitted. This prohibition does not apply to:

•	mortgages to secure first mortgage bonds issued under the mortgage indenture;

•	“permitted liens” as defined in the Twenty-Fifth Supplemental Indenture to the mortgage indenture;

•	the following mortgages, provided that the mortgages do not apply to property owned by us or one of our subsidiaries, other than unimproved real property on which the construction or improvement is located:

•	mortgages to secure or provide for the payment of the purchase price or cost of property acquired, constructed or improved after the date of the indenture that are created or assumed

– within 120 days after the acquisition or completion of construction or improvement, or

– within six months of the 120-day period, if pursuant to a firm commitment for financing arrangements, or

•	mortgages on any property existing at the time the property is acquired;

•	existing mortgages of a corporation merged with or into us or one of our subsidiaries;

•	mortgages of any corporation existing at the time it becomes one of our subsidiaries;

•	mortgages securing debt owed by one of our subsidiaries to us or to another one of our subsidiaries;

•	mortgages in favor of governmental bodies to secure advances or other payments under any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to these mortgages, including mortgages to secure pollution control or industrial revenue bonds;

•	mortgages to secure loans to us or one of our subsidiaries maturing within 12 months and made in the ordinary course of business;

•	mortgages on any property, including any natural gas, oil or other mineral property, to secure all or part of the cost of exploration, drilling or development of the property or to secure debt incurred to provide funds for any of these costs;

•	mortgages existing on the date of the indenture;

•	certain mortgages typically incurred in the ordinary course of business, including mortgages resulting from legal proceedings contested in good faith;

•	mortgages for extending, renewing or replacing indebtedness secured by any of the mortgages described in the bullet point items above, so long as

•	the principal amount of the indebtedness secured by these mortgages is not more than the principal amount of indebtedness secured at the time of the extension, renewal or replacement plus any premiums incurred in retiring the indebtedness, and

•	the mortgage for the extension, renewal or replacement is limited to the original property or indebtedness (plus improvements on such property);

•	mortgages on any property of our subsidiaries, unless the property of the subsidiary is being used to secure any of our indebtedness; or

•	the issuance, assumption or guarantee by us or one of our subsidiaries of indebtedness secured by a mortgage up to an amount that, together with all other of our secured indebtedness that does not fall under one of the above exceptions, is less than 5% of our “consolidated net tangible assets,” which consists of:

•	the total amount of assets appearing on our balance sheet or consolidated balance sheet, minus certain amounts for depreciation, intangible assets and other items. (Section 1009)

Modification of the Indenture

     We and the trustee may modify the indenture without the consent of holders of indenture securities to do certain things, such as to establish the form and terms of a series of indenture securities or to add to our covenants under the indenture for the benefit of holders. (Section 901) Additionally, with certain exceptions, we and the trustee may modify the indenture or the rights of the holders of indenture securities if we obtain the consent of the holders of at least 50% in principal amount of all outstanding indenture securities affected by the modification. However, modifications of provisions of the indenture involving the following items will not be effective against any holder without the holder’s consent:

•	the principal, premium or interest payment terms of any indenture security;

•	waivers of past defaults or certain requirements for quorum and voting; and

•	with certain exceptions, percentage requirements for modification or waiver of provisions of the indenture. (Section 902)

Events Of Default

     With respect to indenture securities of a particular series, the following are events of default under the indenture:

•	failure for three “business days” (as defined in the indenture) after payment is due to pay principal and/or premium, if any, on any indenture security of the particular series;

•	failure for 30 days after payment is due to pay interest on any indenture security of the particular series;

•	failure for three business days after payment is due to make any sinking fund installment required by the terms of the particular series;

•	with certain exceptions, violation of any covenant or warranty made by us in the indenture that persists for at least 60 days after we have been notified of the violation in the manner provided in the indenture by the trustee or by the holders of 10% of the particular series;

•	default under other mortgages or instruments or under other series of indenture securities resulting in acceleration of indebtedness of over $5 million, unless the default is rescinded or discharged within 90 days after we are given notice in the manner provided in the indenture regarding the default from the trustee or from the holders of 25% of the particular series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to the particular series. (Section 501)

     An event of default for a particular series of indenture securities does not necessarily constitute an event of default for any other series of indenture securities issued under the indenture.

     If an event of default occurs and continues, either the trustee or the holders of at least 25% of the series may declare those indenture securities due and payable. Holders of a majority of a series of indenture securities may waive past defaults for that series under certain circumstances. (Section 502) We must furnish annually to the trustee a statement regarding performance by us of certain of our obligations under the indenture and any related defaults. (Section 1005)

Satisfaction and Discharge of Indenture

     With certain exceptions, we will be discharged from our obligations under the indenture with respect to any series of indenture securities by

•	delivering all outstanding indenture securities (other than indenture securities to which specified conditions apply) to the trustee for cancellation and paying all other amounts payable by us under the indenture, or

•	paying the principal, premium, if any, interest, if any, and any other amounts payable by us under the indenture when

•	all outstanding indenture securities (other than indenture securities to which specified conditions apply) have become due and payable or will become due and payable within one year, or

•	for indenture securities redeemable at our option, such indenture securities are to be called for redemption within one year under arrangements satisfactory to the trustee.

In addition to the requirements described above, we must also deliver an officers’ certificate and opinion of counsel to the trustee stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been fulfilled. (Section 401)

Consolidation, Merger, Sale or Conveyance

     The indenture allows us to consolidate or merge with another corporation or sell, lease or convey all or substantially all of our assets to another corporation only if

•	we will be the surviving corporation, or the successor corporation is incorporated in the United States and assumes all of our obligations under the indenture securities and the indenture in a manner satisfactory to the trustee, and

•	no default exists immediately after the transaction. (Section 801)

Covenants

     We will describe any restrictive covenants for any series of debt securities, other than those described above under “—Ranking; Limitations on Mortgages and Liens,” in the prospectus supplement.

Absence of Event Risk Protections

     Unless we inform you otherwise in the prospectus supplement, the covenants contained in the indenture and the debt securities will not contain provisions permitting the holders of debt securities to require prepayment in the event of a change in control of us or our parent company, Cleco Corporation, or in the event we or Cleco Corporation enter into one or more highly leveraged or other transactions, regardless of whether a rating decline results therefrom, nor will any such events deemed to be Events of Default under the terms of the indenture or the debt securities.

Form, Denomination and Registration; Book-Entry System

     Unless otherwise indicated in a prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples of $1,000. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities, but we may require you to pay taxes or other governmental charges for exchanges involving transfers under the terms of the indenture. (Section 305)

     Unless otherwise indicated in a prospectus supplement, each series of debt securities will be represented by one or more fully registered global notes, which we call the “Global Notes.” Each Global Note will be deposited with, or on behalf of, The Depository Trust Company, as depositary, and registered in the name of the depositary or a nominee of the depositary. Unless and until it is exchanged in whole or in part for debt securities in certificated form, no Global Note may be transferred except as a whole by the depositary or by a nominee of the depositary.

     So long as the depositary or its nominee is the registered owner of a Global Note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Note for all purposes under the indenture. Except as provided below, beneficial owners of a Global Note representing debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the registered holders of the debt securities under the indenture. Furthermore, no Global Note representing debt securities will be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if that beneficial owner is not a “participant,” as described below, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we were to request any action of holders or if an owner of a beneficial interest in a Global Note representing debt securities were to desire to take any action that a holder is entitled to take under the indenture,

•	the depositary would authorize the participants holding the relevant beneficial interests to give or take the desired action, and

•	the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

     Each Global Note will be exchangeable for debt securities in certificated form only if:

•	the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 60 days, or

•	we, in our sole discretion, determine that the Global Notes will be exchangeable for certificated notes.

If one of the above events occurs, the Global Note or Global Notes will be exchangeable for debt securities in certificated form of like tenor and of an equal aggregate principal amount. The certificated debt securities will be registered in the name or names of the beneficial owners of the Global Note or Notes as the depositary instructs the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in Global Notes.

     The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in Global Notes.

     The following is based on information furnished by the depositary:

     The depositary will act as securities depositary for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s partnership nominee. One fully registered Global Note will be issued for each issue of debt securities, each in the aggregate principal amount of the issue, and will be deposited with the depositary.

     The depository is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its “participants” deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depositary include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and certain other organizations.

     The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

     Purchases of debt securities under the depositary’s system must be made by or through direct participants, which will receive a credit for those debt securities on the depositary’s records. The ownership interest of each beneficial owner of each debt security represented by a Global Note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners of debt securities will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in a Global Note representing debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a Global Note representing debt securities will not receive debt securities in certificated form representing their ownership interests in the debt securities, except in the event that use of the book-entry system for those debt securities is discontinued.

     To facilitate subsequent transfers, all Global Notes representing debt securities that are deposited with, or on behalf of, the depositary are registered in the name of the depositary’s nominee, Cede & Co. The deposit of Global Notes with or on behalf of the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the Global Notes representing the debt securities. Instead, the depositary’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the depositary nor Cede & Co. will consent or vote with respect to the Global Notes representing the debt securities. Under its usual procedures, the depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the debt securities are credited on the applicable record date.

     We will make principal, premium, if any, and/or interest, if any, payments on the Global Notes representing the debt securities in immediately available funds to the depositary. The depositary’s practice is to credit direct participants’ accounts on the applicable payable date in accordance with their respective holdings shown on the depositary’s records unless the depositary has reason to believe that it will not receive payment on the applicable payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the applicable participant and not of the depositary, the trustee, any agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depositary will be our responsibility and that of the trustee. Disbursement of payments to direct participants will be the responsibility of the depositary, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

     If applicable, redemption notices must be sent to Cede & Co. If less than all of the debt securities of like tenor and terms are being redeemed, the depositary’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

     A beneficial owner must give notice of any option to elect to have its debt securities repaid by us, through its participant, to the trustee, and will effect delivery of the applicable debt securities by causing the direct participant to transfer the participant’s interest in the Global Note representing the debt securities, on the depositary’s records, to the trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Note or Notes representing the debt securities are transferred by direct participants on the depositary’s records.

     The depositary may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to the trustee or us. Neither we, the trustee nor any underwriter or agent will have any responsibility for the performance by the depositary or its participants or indirect participants of their obligations. In the event that a successor securities depositary is not obtained, debt securities in certificated form are required to be printed and delivered. Similarly, we may decide to discontinue use of the system of book-

entry transfers through the depositary or a successor securities depositary. In that event, debt securities in certificated form will be printed and delivered.

     The information in this section concerning the depositary and the depositary’s system has been obtained from sources that we believe to be reliable.

Concerning the Trustee

     The Bank of New York is the trustee under the indenture. The trustee also may act as a depositary of funds for, make loans to, and perform other services for us in the normal course of business, including acting as trustee under other indentures of ours. The corporate trust office of the trustee is located at 101 Barclay Street, New York, New York 10286.

     The trustee generally will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer a reasonable indemnity to the trustee against any costs or liabilities it might incur in compliance with such request. (Section 603) The holders of a majority of a series of indenture securities generally may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the indenture securities. (Section 512) The right of a holder to institute a proceeding under the indenture is subject to certain conditions, but each holder has an absolute right to receive payment of principal, premium, if any, and interest, if any, when due and to institute suit for the enforcement of payment of these amounts. This right is subject to certain limited exceptions in the case of interest. (Section 508) Within 90 days after a default with respect to any series of indenture securities, the trustee is required to give the holders notice of the default, unless the default has been cured or waived. The trustee may withhold this notice if it determines that it is in the best interest of the holders to do so, but the trustee may not withhold notice in this manner with respect to a default in the payment of principal, premium, if any, and/or interest, if any, or sinking fund installment on any indenture security. (Section 602)

     The trustee may resign from its duties with respect to the indenture at any time. We may remove the trustee in certain circumstances, and the holders of a majority of a series of indenture securities may remove the trustee with respect to that series. If the trustee resigns, is removed or becomes incapable of acting as trustee or a vacancy occurs in the office of the trustee for any reason, a successor trustee will be appointed in accordance with the provisions of the indenture. (Section 610)

     The indenture contains the provisions required by the Trust Indenture Act of 1939 with reference to the disqualification of the trustee if the trustee has or acquires any “conflicting interest,” as that term is defined in the indenture. (Section 608) In the event the trustee becomes a creditor of ours within four months prior to a default, or subsequent to such a default, the indenture also contains certain limitations on the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property held by it as security for such claim. (Section 613)

Plan of Distribution

     We may sell debt securities in and outside the United States:

•	through an underwriter or underwriters,

•	through dealers,

•	through agents, or

•	through a combination of any of these methods.

     We will describe the terms of any offering of debt securities in the prospectus supplement, including:

•	the method of distribution,

•	the name or names of any underwriters, dealers or agents, and any managing underwriter or underwriters,

•	the purchase price of the debt securities and the proceeds we receive from the sale,

•	any underwriting discounts, agency fees or other form of underwriters’ compensation,

•	any discounts and concessions allowed, reallowed or paid to dealers or agents, and

•	the expected time of delivery of the offered debt securities.

     We may change the initial public offering price and any discount or concessions allowed or reallowed to dealers from time to time.

     If we use underwriters to sell our debt securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the offered debt securities if any are purchased. In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     If we use a dealer to sell debt securities, we will sell the debt securities to the dealer as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. These dealers may be deemed underwriters, as such term is defined in the Securities Act of 1933, of the debt securities they offer and sell. If we elect to use a dealer to sell debt securities, we will provide the name of the dealer and the terms of the transaction in the prospectus supplement.

     Debt securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to a remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

     Underwriters, agents and dealers participating in the distribution of debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     We may enter into agreements with the underwriters, agents, purchasers, dealers or remarketing firms who participate in the distribution of our debt securities that will require us to indemnify them against specified liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that they or any person controlling them may be required to make for those liabilities. Underwriters, agents or dealers may be our customers. They may also engage in transactions with us or perform services for us or for our affiliates in the ordinary course of business.

     Each series of debt securities will be a new issue with no established trading market. We may elect to list any series of debt securities on an exchange. However, we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of debt securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for the debt securities will develop.

     In connection with an offering, the underwriters or agents may purchase and sell debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the debt securities. Syndicate short positions involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, in which selling concessions allowed to syndicate members or other broker dealers in respect of the debt securities sold in the offering for their account may be reclaimed by the syndicate if the debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Where You Can Find More Information

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain further information regarding the operation of the SEC’s Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public over the Internet at the SEC’s web site located at http://www.sec.gov and the web site of our parent company, Cleco Corporation, at http://www.cleco.com.

     The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus, the related prospectus supplement, a pricing supplement or information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until the offering of the debt securities is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 9, 2004 (File No. 1-05663), as amended by Amendment No. 1 thereto on Form 10-K/A, filed with the SEC on May 7, 2004 (File No. 1-05663),

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on May 5, 2004 (File No. 1-05663), and

•	our Current Report on Form 8-K dated March 18, 2004, filed with the SEC on March 19, 2004 (File No. 1-05663).

     This prospectus is part of a registration statement we have filed with the SEC relating to the debt securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and the debt securities. The registration statement, exhibits and schedules are also available at the SEC’s Public Reference Rooms or through its web site.

     You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at:

Cleco Power LLC
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226
Attn: Corporate Secretary
(318) 484-7400

Validity of Securities

     The validity of the debt securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas. R. O’Neal Chadwick, Jr., our Senior Vice President and General Counsel, will pass upon all matters of Louisiana law in this connection. Any underwriters or agents will be advised about the validity of the debt securities by their own counsel, which counsel will be named in the applicable prospectus supplement.

Experts

     The financial statements of Cleco Power LLC incorporated in this prospectus by reference to the Annual Report on Form 10-K of Cleco Power LLC for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

[LOGO]

$100,000,000

Cleco Power LLC

Medium–Term Notes, Series C
Due One Year or More
From Date of Issue

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Banc One Capital Markets, Inc.

Citigroup

                   , 2004

PART II

Item 14. Other Expenses of Issuance and Distribution.

     We estimate that expenses in connection with the offering described in this registration statement will be as follows:

Securities and Exchange Commission registration fee	$12,135	*
Blue sky fees and expenses	$10,000
Fees and expenses of Trustees	$10,000
Fees and expenses of Trustees’ counsel	$10,000
Fees and expenses of Company counsel	$90,000
Public accountants’ fees and expenses	$20,000
Printing expenses	$5,000
Rating agency fees	$50,000
Miscellaneous expenses	$17,865

Total Expenses	$225,000

*	Actual; all other expenses are estimated.

Item 15. Indemnification of Managers and Officers

     Article IV of our Articles of Organization and Section 7 of our Operating Agreement provide that the management of our company is vested in our managers.

     Section 1315A of the Louisiana Limited Liability Company Law (“LLLCL”) provides that, subject to specified limitations, the articles of organization or a written operating agreement of a limited liability company (“LLC”) may eliminate or limit the personal liability of a member or members, if management is reserved to the members, or a manager or managers, if management is vested in one or more managers, for monetary damages for breach of any duty provided for in Section 1314 of the LLLCL. Section 1314 of the LLLCL provides that a member, if management is reserved to the members, or a manager, if management is vested in one or more managers, shall be deemed to stand in a fiduciary relationship to the LLC and its members and shall discharge his duties in good faith, with the diligence, care, judgment and skill that an ordinary prudent person in a like position would exercise under similar circumstances. Section 1314 also provides that such a member or manager

•	is protected in discharging his duties in relying in good faith upon specified records, opinions and other information, unless he has knowledge that makes such reliance unwarranted;

•	will not be liable for any action taken on behalf of the LLC if he performed the duties of his office in compliance with Section 1314;

•	will not be personally liable to the LLC or its members for monetary damages unless he engaged in grossly negligent conduct or conduct that demonstrates a greater disregard of the duty of care than gross negligence; and

•	in making business judgments, fulfills his duty by making such judgments in good faith, if he does not have a conflict of interest with respect to the business judgment, is reasonably informed with respect to the judgment and rationally believes that the judgment is in the best interests of the LLC and its members.

Section 1314 further provides that a person alleging a breach of the duty owed by a member or manager to an LLC has the burden of proving the alleged breach of duty, including the inapplicability of specified provisions of Section 1314 as to the fulfillment of the duty, and, in a damage action, the burden of proving that the breach was the legal cause of damage suffered by the LLC.

     Article V of our Articles of Organization provides that no member or manager will be personally liable for any monetary damages for breach of any duty provided for in Section 1314 of the LLLCL, except as otherwise provided in Section 1315B of the LLLCL. Under Section 1315B, no provision of an LLC’s articles of organization or operating agreement limiting or eliminating liability may limit or eliminate the liability of a member or manager for the amount of a financial benefit received by a member or manager to which he is not entitled or for an intentional violation of criminal law. Article V of our Articles of Organization also provides that if the LLLCL is amended to authorize any further elimination or limitation of the personal liability of our member or any manager, the liability of such member or managers will be eliminated or limited to the fullest extent provided by the LLLCL, as amended. Article V further provides that any repeal or modification of Article V will not adversely affect any right or protection of any member or any manager with respect to any events occurring prior to the time of the repeal or modification.

     Section 1315A of the LLLCL allows the articles of organization or a written operating agreement of an LLC to provide for the indemnification of a member or members, or a manager or managers, for judgments, settlements, penalties, fines or expenses incurred because he is or was a member or manager. Section 1315B provides that the indemnification provisions of Section 1315A may not limit or eliminate the liability of a member or manager for the amount of a financial benefit received by a member or manager to which he is not entitled or for an intentional violation of criminal law.

     Section 13 of our Operating Agreement provides that we will indemnify any person who was or is, or is threatened to be made, a party to or otherwise involved in any pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (we refer to any such threatened, pending or completed proceeding as a “Proceeding”) by reason of the fact that he is or was one of our managers, officers, employees or agents or is or was serving at our request as a director, manager, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (whether the basis of his involvement in such Proceeding is alleged action in an official capacity or in any other capacity while serving as such), to the fullest extent permitted by applicable law in effect from time to time, and to such greater extent as applicable law may from time to time permit, from and against expenses, including attorney’s fees, judgments, fines, amounts paid or to be paid in settlement, liability and loss, ERISA excise taxes, actually and reasonably incurred by him or on his behalf or suffered in connection with such Proceeding or any claim, issue or matter therein. However, subject to certain exceptions set forth in Section 13, we will indemnify any such person claiming indemnity in connection with a Proceeding initiated by such person only if such Proceeding was authorized by our board of managers.

     Section 13 of our Operating Agreement further provides that:

•	we will from time to time pay, in advance of final disposition, all Expenses (as defined in Section 13) incurred by or on behalf of any person claiming indemnity thereunder in respect of any Proceeding;

•	the right to indemnification provided therein is a contract right and no amendment, alteration or repeal of Section 13 will restrict the indemnification rights granted by Section 13 as to any person claiming indemnification with respect to acts, events and circumstances that occurred, in whole or in part, before such amendment, alteration or repeal;

•	any such indemnification may continue as to any person who has ceased to be a manager, officer, employee or agent and will inure to the benefit of the heirs, executors and legal representative of such person; and

•	the rights to indemnification and to receive advancement of Expenses contemplated by Section 13 are not exclusive of any other rights to which any person may at any time be otherwise entitled, provided that such other indemnification may not apply to a person’s willful or intentional misconduct.

     Section 13 also sets forth certain procedural and evidentiary standards applicable to the enforcement of a claim thereunder.

     Section 13 also provides that we:

•	may procure or maintain insurance or other similar arrangement, at our expense, to protect ourselves and any manager, officer, employee or agent of ours or any other corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against or incurred by such person, whether or not we would have the power to indemnify such person against such expense or liability; and

•	shall indemnify our managers and officers to the extent they are not covered by the insurance, whether or not such persons would otherwise be entitled to indemnification under Section 13, to the extent (i) of deductibles payable under such policies, (ii) of amounts exceeding payments required to be made by an insurer or (iii) that prior policies of manager’s and officer’s liability insurance would have provided for payment to such officer or manager (but no person will be entitled to indemnification for willful or intentional misconduct).

Item 16. Exhibits.

     See Index to Exhibits beginning on page II-7.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) above if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to managers, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pineville, State of Louisiana, on May 28, 2004.

CLECO POWER LLC (Registrant)
By:	/s/ DAVID M. EPPLER
David M. Eppler
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

President, Chief Executive
/s/ DAVID M. EPPLER	Officer and Manager (Principal
	Executive Officer)	May 28, 2004
David M. Eppler
/s/ DILEK SAMIL	Chief Financial Officer and
	Senior Vice President of Finance	May 28, 2004
Dilek Samil	(Principal Financial Officer)
/s/ R. RUSSELL DAVIS	Vice President and Controller
	(Principal Accounting Officer)	May 28, 2004
R. Russell Davis
*
	Manager	May 28, 2004
Sherian G. Cadoria
*
	Manager	May 28, 2004
Richard B. Crowell

Signature	Title	Date

*
	Manager	May 28, 2004
J. Patrick Garrett
*
	Manager	May 28, 2004
F. Ben James, Jr. *
	Manager	May 28, 2004
Elton R. King *
	Manager	May 28, 2004
William L. Marks
*
	Manager	May 28, 2004
Ray B. Nesbitt
*
	Manager	May 28, 2004
Robert T. Ratcliff
*
	Manager	May 28, 2004
William H. Walker, Jr.

*By:	/s/ KATHLEEN F. NOLEN

Attorney-in-Fact

     The Registrant reasonably believes that the security ratings to be assigned to the securities registered hereunder will make the securities “investment grade securities” pursuant to Transaction Requirement B.2 of Form S-3, prior to the sale of such securities.

INDEX TO EXHIBITS

		SEC File or	Registration
		Registration	Statement	Exhibit
		Number	or Report	Number
1(a)(1)**	Selling Agency Agreement by and among Cleco Power LLC (the “Company”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and Banc One Capital Markets, Inc.	1-5663	8-K (4/26/01)	1
1(a)(2)*	Form of Underwriting Agreement
1(a)(3)*	Form of Selling Agency Agreement
2**	Joint Agreement of Merger of Cleco Utility Group Inc. with and into Cleco Power LLC dated December 15, 2000	333-52540	S-3/A (1/26/01)	2
3(a)**	Articles of Organization and Initial Report of the Company, dated December 11, 2000	333-52540	S-3/A (1/26/01)	3	(a)
3(b)**	Operating Agreement of the Company amended as of April 26, 2002	1-5663	10-Q (3/31/02)	3	(b)
4(a)(1)**	Indenture dated as of October 1, 1988 between the Company and Bankers Trust Company, as Trustee	33-24896	S-3 (10/11/88)	4	(b)
4(a)(2)**	First Supplemental Indenture, dated as of December 1, 2000, between Cleco Utility Group Inc. and The Bank of New York	333-52540	S-3/A (1/26/01)	4	(a)(2)
4(a)(3)**	Second Supplemental Indenture, dated as of January 1, 2001, between Cleco Power LLC and The Bank of New York	333-52540	S-3/A (1/26/01)	4	(a)(3)
4(a)(4)**	Third Supplemental Indenture, dated as of April 26, 2001, between Cleco Power LLC and the Bank of New York	1-5663	8-K (4/26/01)	4	(a)
4(a)(5)**	Fourth Supplemental Indenture, dated as of February 1, 2002, between Cleco Power LLC and the Bank of New York	1-5663	8-K (2/06/02)	4.1
4(a)(6)**	Fifth Supplemental Indenture, dated as of May 1, 2002, between Cleco Power LLC and the Bank of New York	1-5663	8-K (5/8/02)	4.1
4(a)(7)**	Sixth Supplemental Indenture, dated as of April 28, 2003, between Cleco Power LLC and the Bank of New York	1-5663	8-K (4/28/03)	4.1
4(b)**	Agreement of Resignation, Appointment and Acceptance (appointing successor Trustee) dated as of April 1, 1996 by and among Central Louisiana Electric Company, Inc., Bankers Trust Company and The Bank of New York	333-02895	S-3 (4/29/96)	4	(a)(2)
4(c)**	Form of Medium-Term Note (included in the agreement filed as Exhibit 4(a)(4))
4(d)**	Form of Note (included in Exhibit 4(a)(1))
5(a)†	Opinion of Baker Botts L.L.P.

		SEC File or	Registration
		Registration	Statement	Exhibit
		Number	or Report	Number
12(a)**	Statement of Computation of Ratio of Earnings to Fixed Charges for the twelve-month periods ended December 31, 2003, 2002, 2001, 2000 and 1999	1-5663	10-K (12/31/03)	12	(b)
12(b)**	Statement of Computation of Ratio of Earnings to Fixed Charges for the three-month period ended March 31, 2004	1-5663	10-Q (3/31/04)	12	(b)
12(c)**	Statement of Computation of Ratio of Earnings to Fixed Charges for the three-month period ended March 31, 2003	1-5663	10-Q (3/31/03)	12	(b)
23(a)	Consent of PricewaterhouseCoopers LLP
23(b)†	Consent of Baker Botts L.L.P. (included in the opinion filed as Exhibit 5(a))

24†	Power of Attorney

25(a)†	Statement of Eligibility on Form T-1 of the Bank of New York, as Trustee under the Indenture

*To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b).

**Incorporated herein by reference as indicated.

†Previously filed.